Exhibit 99.1

Granite Reports Second-Quarter 2012 Financial Results

  Earnings per share of $0.05 compared to $0.13 in Q2 2011
  Total revenue increased 11.3 percent to $539.6 million
  Operating income $14.1 million versus $9.4 million in 2011
  Other expenses increased $6.5 million
  Cash and marketable securities increased to $327.0 million compared to $317.9 million in 2011

WATSONVILLE, Calif.--(BUSINESS WIRE)--August 2, 2012--Granite Construction Incorporated (NYSE: GVA) today reported second quarter 2012 net income of $1.9 million, or $0.05 per diluted share compared with $4.9 million, or $0.13 per diluted share, for the second quarter of 2011.

The second quarter 2012 reflects a $4.6 million increase in operating income driven by excellent execution on large projects. In addition, other expenses increased by $6.5 million which includes an impairment loss on an investment in a manufacturer of solar power systems.

“Operating results in the quarter continue to demonstrate Granite’s ability to successfully navigate through one of the toughest construction markets our company, and our industry, has faced in recent times,” said Granite President and Chief Executive Officer James H. Roberts. “We are facing these challenging conditions head on with a keen focus on maintaining a high level of discipline when it comes to costs, bidding and execution.”

“Looking ahead, while we anticipate the Construction and Construction Materials markets in the West will remain challenging, I am encouraged by the strategic initiatives we are employing to both diversify and grow our business,” Roberts added. “In addition to a full pipeline of bidding opportunities, we expect our Large Projects to reach a number of key milestones and continue to perform very well for the balance of the year. In addition, we expect to see local and state governments put more work out to bid over the coming months given the recent passage of a two-year federal highway bill.”

Second-quarter 2012 Financial Results

Total Company

  Revenue totaled $539.6 million compared with $484.7 million in 2011, driven largely by an increase in Large Project Construction segment revenue.
  Gross profit margin was 9.6 percent compared with 9.3 percent in 2011.
  Selling, general and administrative expenses for the second quarter were $40.8 million compared with $38.8 million.
  Operating income for the quarter was $14.1 million compared with $9.4 million in the prior year.
  Other (expense) income includes $2.8 million attributable to a non-cash impairment loss on an investment.
  Net income attributable to noncontrolling interests in joint ventures was $2.5 million compared with $1.2 million in 2011.
  Total contract backlog at June 30, 2012, was $2.0 billion compared with $2.1 billion a year ago.

Construction

  Construction revenue for the quarter decreased 5.9 percent to $245.1 million.
  Gross profit margin for the second quarter was 7.3 percent compared with 9.0 percent a year ago primarily reflecting two project write-downs and the continued pressure on margins due to intense competition.

Large Project Construction

  Large Project Construction revenue for the quarter increased 40.9 percent to $228.8 million reflecting progress on projects that are well underway across the country.
  Gross profit margin for the quarter was 12.3 percent compared with 7.8 percent for the same period last year as a result of successful project execution and proportionately less revenue from projects that had yet to recognize gross profit.

Construction Materials

  Construction Materials revenue for the quarter totaled $63.3 million compared with $58.1 million for the same period last year.
  Gross profit margin on the sale of Construction Materials was 7.9 percent compared with 14.6 percent in 2011 reflecting ongoing weakness in the commercial and residential markets.

Outlook

Based on its year-to-date results and outlook for the remainder of the year, the company is making the following adjustments to its fiscal year 2012 guidance:

For the Construction segment, the company is reaffirming revenue guidance of $1.0 billion to $1.1 billion and reducing its gross profit margin guidance to between 8.0 percent and 9.0 percent due to the impact of a highly competitive environment throughout the West.

The company is also reaffirming its revenue guidance for the Large Project Construction segment of $1.0 billion to $1.1 billion. The company is increasing its gross profit margin guidance to between 14.5 percent and 15.5 percent reflecting ongoing expected successful execution.

As a result of the ongoing weakness in its vertically integrated markets, the company is lowering its revenue and gross profit margin guidance for the Construction Materials segment. Revenue is now expected to be $190.0 million to $210.0 million with a corresponding gross profit margin between 6.0 percent and 7.0 percent.

The company reaffirmed that it expects net income attributable to non-controlling interest in joint ventures to be in the range of $15.0 million to $18.0 million.

Conference Call

Granite will conduct a conference call tomorrow, August 3, 2012 at 8 a.m. Pacific time/11 a.m. Eastern time to discuss the results of the quarter ended June 30, 2012. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 643-7158. The conference ID for the live call is 99956501. The call will be recorded and will be available for replay approximately two hours after the live audio webcast through August 10, 2012 by calling (855) 859-2056. The conference ID for the replay is also 99956501.

About Granite

Granite is one of the nation’s leading infrastructure contractors and is member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Through its wholly owned subsidiary, Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers serving public- and private-sector clients nationwide. In addition, Granite has one of the oldest and most robust ethics and compliance programs in the industry. The Company was recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the third year in a row. For more information, please visit graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K under “Item 1A. Risk Factors.”

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	June 30,	December 31,	June 30,
	2012	2011	2011

ASSETS
Current assets
Cash and cash equivalents	$237,951	$256,990	$190,069
Short-term marketable securities	43,260	70,408	78,255
Receivables, net	272,562	251,838	283,944
Costs and estimated earnings in excess of billings	69,688	37,703	51,739
Inventories	67,503	50,975	64,727
Real estate held for development and sale	57,367	67,037	78,725
Deferred income taxes	38,571	38,571	52,714
Equity in construction joint ventures	107,821	101,029	87,653
Other current assets	20,436	35,171	34,779
Total current assets	915,159	909,722	922,605
Property and equipment, net	439,664	447,140	464,616
Long-term marketable securities	45,800	79,250	49,580
Investments in affiliates	28,521	31,071	32,932
Other noncurrent assets	78,503	80,616	82,214
Total assets	$1,507,647	$1,547,799	$1,551,947

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$9,102	$9,102	$8,351
Current maturities of non-recourse debt	16,328	23,071	16,454
Accounts payable	186,290	158,660	179,664
Billings in excess of costs and estimated earnings	75,629	90,845	122,014
Accrued expenses and other current liabilities	155,322	166,790	156,727
Total current liabilities	442,671	448,468	483,210
Long-term debt	200,168	208,501	208,519
Long-term non-recourse debt	4,641	9,912	28,907
Other long-term liabilities	47,393	49,221	46,460
Deferred income taxes	3,644	4,034	10,983
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	-	-	-
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,684,540 shares as of June 30, 2012, 38,682,771 shares as of December 31, 2011 and 38,667,457 shares as of June 30, 2011	387	387	387
Additional paid-in capital	112,815	111,514	105,287
Retained earnings	667,278	687,296	642,228
Total Granite Construction Incorporated shareholders’ equity	780,480	799,197	747,902
Noncontrolling interests	28,650	28,466	25,966
Total equity	809,130	827,663	773,868
Total liabilities and equity	$1,507,647	$1,547,799	$1,551,947

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue
Construction	$245,113	$260,600	$363,059	$353,292
Large project construction	228,799	162,338	392,727	300,158
Construction materials	63,349	58,114	88,972	81,912
Real estate	2,354	3,622	5,017	6,043
Total revenue	539,615	484,674	849,775	741,405
Cost of revenue
Construction	227,152	237,211	336,518	324,350
Large project construction	200,560	149,680	342,239	256,202
Construction materials	58,349	49,644	89,922	80,712
Real estate	1,638	3,183	4,244	5,197
Total cost of revenue	487,699	439,718	772,923	666,461
Gross profit	51,916	44,956	76,852	74,944
Selling, general and administrative expenses	40,806	38,793	83,994	82,165
Gain on sales of property and equipment	2,954	3,270	4,871	5,974
Operating income (loss)	14,064	9,433	(2,271)	(1,247)
Other income (expense)
Interest income	611	575	1,655	1,819
Interest expense	(2,827)	(879)	(6,009)	(4,235)
Equity in loss of affiliates	(484)	(181)	(1,101)	(438)
Other (expense) income, net	(5,018)	(688)	1,853	(118)
Total other expense	(7,718)	(1,173)	(3,602)	(2,972)
Income (loss) before provision for (benefit from) income taxes	6,346	8,260	(5,873)	(4,219)
Provision for (benefit from) income taxes	1,859	2,087	(1,673)	(3,136)
Net income (loss)	4,487	6,173	(4,200)	(1,083)
Amount attributable to noncontrolling interests	(2,538)	(1,227)	(5,624)	(2,978)
Net income (loss) attributable to Granite Construction Incorporated	$1,949	$4,946	$(9,824)	$(4,061)

Net income (loss) per share attributable to common shareholders:
Basic	$0.05	$0.13	$(0.26)	$(0.11)
Diluted	$0.05	$0.13	$(0.26)	$(0.11)
Weighted average shares of common stock:
Basic	38,471	38,140	38,368	38,052
Diluted	39,151	38,479	38,368	38,052

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Six Months Ended June 30,	2012	2011
Operating activities
Net loss	$(4,200)	$(1,083)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	29,573	30,464
Non-cash restructuring, net	(1,888)	661
Other non-cash impairment charges	2,752	-
Gain on sales of property and equipment	(4,871)	(5,974)
Stock-based compensation	6,492	5,913
Changes in assets and liabilities, net of the effects of consolidations	(62,482)	(46,717)
Net cash used in operating activities	(34,624)	(16,736)
Investing activities
Purchases of marketable securities	(39,945)	(65,287)
Maturities of marketable securities	65,100	58,375
Proceeds from sale of marketable securities	35,000	19,268
Additions to property and equipment	(19,855)	(27,542)
Proceeds from sales of property and equipment	6,078	10,266
Other investing activities, net	(978)	120
Net cash provided by (used in) investing activities	45,400	(4,800)
Financing activities
Long-term debt principal payments	(10,834)	(16,151)
Cash dividends paid	(10,050)	(10,061)
Purchase of common stock	(4,054)	(3,662)
Distributions to noncontrolling partners, net	(5,440)	(11,616)
Other financing activities, net	563	1,073
Net cash used in financing activities	(29,815)	(40,417)
Decrease in cash and cash equivalents	(19,039)	(61,953)
Cash and cash equivalents at beginning of period	256,990	252,022
Cash and cash equivalents at end of period	$237,951	$190,069

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	Construction	Large Project Construction	Construction Materials	Real Estate	Construction	Large Project Construction	Construction Materials	Real Estate

2012
Revenue	$245,113	$228,799	$63,349	$2,354	$363,059	$392,727	$88,972	$5,017
Gross profit (loss)	17,961	28,239	5,000	716	26,541	50,488	(950)	773
Gross profit (loss) as a percent of revenue	7.3%	12.3%	7.9%	30.4%	7.3%	12.9%	(1.1)%	15.4%

2011
Revenue	$260,600	$162,338	$58,114	$3,622	$353,292	$300,158	$81,912	$6,043
Gross profit	23,389	12,658	8,470	439	28,942	43,956	1,200	846
Gross profit as a percent of revenue	9.0%	7.8%	14.6%	12.1%	8.2%	14.6%	1.5%	14.0%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Contract Backlog by Segment	June 30, 2012		March 31, 2012		June 30, 2011

Construction	$697,535	35.8%	$622,240	29.9%	$800,434	38.0%
Large Project Construction	1,252,828	64.2%	1,460,674	70.1%	1,306,961	62.0%
Total	$1,950,363	100.0%	$2,082,914	100.0%	$2,107,395	100.0%

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741